Exhibit 99

Press Release:

Contact: D. Ben Berry, Chairman, President and CEO, or
         Mark A. Holmes, Senior Executive Vice President and CFO
         Tel: (252) 334-1511

                      Gateway Financial Closes Purchase of
                          Three Provident Bank Branches

Elizabeth City, NC - October 18, 2004 - Gateway Financial Holdings, Inc. (NASDAQ: GBTS), the holding company for Gateway Bank & Trust Co., announced today that the Bank has completed its acquisition of three branches of Provident Bank, a subsidiary of Provident Bankshares Corporation (Nasdaq: PBKS). The branches, which are located in Elizabeth City, North Carolina, Emporia, Virginia, and Suffolk, Virginia, opened today as branches of the Bank. The addition of these three branches to Gateway's franchise increases its branch network to 15 locations and adds approximately $128 million in deposits.

Based on conservative assumptions about the redeployment of the cash Gateway received at closing into higher yielding loans and investment securities, it is presently anticipated that the transaction will be slightly dilutive to earnings in the fourth quarter of 2004 but will become accretive to earnings in the first quarter of 2005 and beyond.

About Gateway

Gateway Financial Holdings, Inc., with $397 million in assets as of June 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of fifteen offices in North Carolina and Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS. Please visit our web site at www.gatewaybankandtrust.com.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate", "should," "planned," "estimated," and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, failure to integrate the operations of the acquired branches, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or

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guidelines; changes in legislation or regulation; and
other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to release revisions to these forward- looking statements or reflect events or circumstances after the date of this release.

                                *end of release*